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                                                                      EXHIBIT 21

                              MERITAGE CORPORATION

                              LIST OF SUBSIDIARIES

Monterey Homes Arizona, Inc.

Monterey Homes Construction, Inc.

Meritage Homes of Arizona, Inc.

Meritage Paseo Crossing, LLC

Meritage Homes Construction, Inc.

Meritage Paseo Construction, LLC

Hancock-MTH Communities, Inc.

Hancock-MTH Builders, Inc.

MTH-Texas GP, Inc.

MTH-Texas GP II, Inc.

MTH-Texas LP, Inc.

MTH-Texas LP II, Inc.

MTH Homes-Texas, L.P.

MTH-Homes Nevada, Inc.

Meritage Holdings, L.L.C.

Meritage Homes of California, Inc.

MTH Mortgage, LLC

MTH-Cavalier, LLC

MTH Golf, LLC

Legacy-Hammonds Materials, L.P.

Legacy/Monterey Homes L.P.

Legacy Operating Company, L.P.

Hulen Park Venture, LLC

Texas Home Mortgage Corporation

Meritage Homes of Colorado, Inc.